Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Stock Plan, 2001 Stock Plan, 2009 Equity Incentive Plan, 2014 Equity Incentive Plan and the 2014 Employee Stock Purchase Plan of Yodlee, Inc. of our report dated March 21, 2014 (except for second and third paragraphs of Note 19, as to which the date is September 18, 2014), with respect to the consolidated financial statements of Yodlee, Inc. included in the Registration Statement (Form S-1 No. 333-197116) and related Prospectus of Yodlee, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

September 29, 2014